UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event report): June 23, 2009

Constellation Energy Partners LLC

(Exact name of registrant as specified in its charter)

Delaware	001-33147	11-3742489
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Constellation Way Baltimore, MD	21202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 468-3500

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure.

On June 26, 2009, Constellation Energy Partners LLC (the “Company”) issued a press release announcing that its lenders have reduced the Company’s borrowing base to $225 million and the temporary suspension of quarterly cash distributions to unitholders, effective immediately.

A copy of the press release is furnished and attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated into this Item 7.01 by reference.

In accordance with General Instruction B.2 of Form 8-K, the information set forth in this Item 7.01 and in Exhibit 99.1 shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, unless the Company specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Exchange Act or the Securities Act of 1933, as amended.

Item 8.01	Other Events.

Borrowing Base Redetermination

On June 26, 2009, the Company announced that its lenders have completed a semi-annual review of the Company’s borrowing base pursuant to the terms of its credit agreements. Based on this review, the aggregate borrowing base under the credit agreements has been set at $225 million. The aggregate borrowing base had previously been set at $265 million.

As of June 25, 2009, borrowings outstanding under the Company’s credit agreements totaled $220 million, leaving the Company 98% drawn on its lines of credit. Under the terms of the Company’s credit agreements, no distributions to unitholders may be made if the borrowings outstanding under the credit facilities, net of available cash, exceed 90% of the borrowing base. As of June 25, 2009, the Company had approximately $10.2 million in available cash, leaving the Company 93% drawn on its lines of credit, net of available cash. The Company is currently in compliance with the financial and other covenants in its credit facilities but will continue to be restricted from making cash distributions to unitholders until its outstanding debt, net of available cash, is reduced below 90% of the aggregate borrowing base.

Temporary Suspension of Quarterly Distributions

Pursuant to the terms of its credit agreements, the Company announced that it has temporarily suspended, effective immediately, quarterly cash distributions on its common (or Class B) and Class A unitholders. The Company intends to retain surplus cash as it executes its operating plan for the remainder of 2009.

The Company has highlighted the following risk related to the ownership of its common units of in light of the announced intention to suspend it quarterly cash distribution to unitholders starting with the distribution to unitholders for the second quarter of 2009.

Unitholders may be required to pay taxes on income from us even if they do not receive any cash distributions from us.

Unitholders are required to pay federal income taxes and, in some cases, state and local income taxes, on their share of our taxable income, whether or not they receive cash distributions from us. Generally, should we generate taxable income for a particular tax year and not pay any cash distributions, our unitholders will be required to pay the actual tax liability that results from their share of such taxable income even though they received no cash distributions from us.

On May 15, 2009, we paid a cash distribution of $0.13 on each common unit (or Class B) and Class A unit. If we generate taxable income for the 2009 tax year and do not resume cash distributions in 2009, our unitholders who received that cash distribution and any unitholders who purchase or purchased common units after the record date for such distribution may not receive cash distributions from us during 2009 sufficient to pay the actual tax liability that results from their share of such 2009 taxable income.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated June 26, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONSTELLATION ENERGY PARTNERS LLC

Date: June 26, 2009	By:	/s/ Charles C. Ward

Charles C. Ward
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated June 26, 2009.